   As filed with the Securities and Exchange Commission on June 2, 1995 Registration No. 33

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            _______________________

                                   Form S 3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              _________________

                               SPORTS-TECH, INC.
            (Exact name of registrant as specified in its charter)
                   _____________________________________

                                    Nevada
         (State or other jurisdiction of incorporation or organization)

                                 88-0085608
                     (I.R.S. Employer Identification No.)

                             400 Corporate Pointe
                            Culver City, CA  90230
                                (310) 342-2800
           (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)
                         ____________________________

                               Mr. Barry Peters
                               Sports-Tech, Inc.
                             400 Corporate Pointe
                            Culver City, CA  90230
                                (310) 342-2800

           (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                          ___________________________

                   Please send copies of communications to:

                             Robert B. Hodes, Esq.
                           Willkie Farr & Gallagher
                              One Citicorp Center
                             153 East 53rd Street
                           New York, New York  10022
                          __________________________

 Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                       CALCULATION OF REGISTRATION FEE

_____________________________________________________________________________________________________________________
                                                          Proposed Maximum     Proposed Maximum          Amount of
Title of Each Class of Securities       Amount to         offering price       aggregate offering        Registration
 to be Registered                       be Registered     per unit             price(1)                  Fee
______________________________________________________________________________________________________________________
Common Stock, $.01 par value            250,000 shares    $2.25                 $562,500                 $193.97
______________________________________________________________________________________________________________________




(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 451.



 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
_____________________________________________________________________________

                  Subject to Completion, dated June 2, 1995

PROSPECTUS



                               SPORTS-TECH, INC.


                        250,000 SHARES OF COMMON STOCK

                                _____________


     This Prospectus relates to the 250,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock") of Sports-Tech, Inc., a Nevada corporation ("Sports-Tech" or the "Company"), which may be offered for sale, from time to time, by or for the account of the stockholder named herein (the "Selling Stockholder"). See "SELLING STOCKHOLDER." The Common Stock is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "SPTK."


     Sports-Tech has been advised that the Selling Stockholder expects to offer the Shares on the NASDAQ over-the-counter market, or through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices, or at prices otherwise negotiated. See "PLAN OF DISTRIBUTION." Sports-Tech will not receive any proceeds from the sale of the Shares. The Selling Stockholder will bear all commissions, discounts and other compensation paid to brokers or dealers in connection with the sale of the Shares. See "SELLING STOCKHOLDER."

     The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the state in which such transactions occur, or the existence of an exemption from registration.


     The Common Stock  offered hereby involves a  high degree of risk.   For a
discussion of certain factors to be considered in evaluating an investment in the Shares, see "RISK FACTORS."

                        _______________________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.














                 The date of this Prospectus is June 2, 1995.

     THE SECURITIES DESCRIBED IN THIS PROSPECTUS HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH SUCH STATE SECURITIES LAWS OR UNLESS EXEMPT THEREFROM.


                             AVAILABLE INFORMATION

     This Prospectus is part of a Registration Statement on Form S-3 which has been filed with the Securities and Exchange Commission (the "SEC"). This
Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information pertaining to the securities offered hereby and to the Company, reference is made to the Registration Statement, including the exhibits filed as a part thereof and the documents incorporated by reference therein. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the SEC located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Such requests should be addressed to Director, Shareholder Relations, Sports-Tech, Inc., 400 Corporate Pointe, Culver City, California 90230, (310) 342-2800.

                              PROSPECTUS SUMMARY

     The following contains a brief summary, of certain information contained elsewhere in this Prospectus or incorporated by reference herein. The summary is necessarily selective and thus incomplete and is qualified in its entirety by reference to the more detailed information included elsewhere in this Prospectus or incorporated by reference herein. Certain capitalized terms used in the Prospectus Summary are defined elsewhere in this Prospectus.

                                  The Company

     The business of Sports-Tech, Inc. (the "Company") arises out of a recent merger (the "Merger) between Alliance Media Corporation ("Alliance") and a wholly owned subsidiary of the Company, and the subsequent acquisition of Stephen Dunn & Associates, Inc., a leading telemarketing and telefundraising company that specializes in direct marketing services for the arts and
educational and  other institutional  tax-exempt organizations.   The  Company
currently conducts its business under the name All-Comm Media, and plans to change its name to All-Comm Media Corporation at its next annual meeting of shareholders. The Company's shares are traded on the NASDAQ Small Cap
Market under the  symbol "SPTK."   The  Company is  an industry  leader in
providing telemarketing services to not-for-profit organizations.   Clients
include many of  the   larger  symphony,  theatre   and  musical  arts
companies,  public broadcasting  stations,  universities,   and  endowments.
The   Company  is headquartered in Los  Angeles, California and operates a
telemarketing calling center in  Berkeley, California.   The Company has
approximately 70 full-time employees and 1,000 part-time employees at its facilities and on-site at clients' facilities.

     Initially, the Company intends to expand through acquisitions in the direct marketing and media services industry in order to establish market entry positions and/or technical wherewithal to provide direct marketing programs vis-a-vis electronic, telephonic and print mediums (see "BUSINESS"). Direct marketing has become an increasingly important advertising medium and an integral component of marketing programs that combine multiple forms of communications such as direct mail, telemarketing, print, television, radio, video, CD-ROM, educational symposia and other direct response and interactive multi-media formats.

     As a result of the Merger, Alliance became a wholly owned subsidiary of the Company, and the former shareholders of Alliance received four million one hundred thousand shares of the Company common stock constituting approximately 37.5% of the Company's Common Stock. In connection with the consummation of the Merger, the then current members of the board of directors of the Company resigned and a new board, consisting of six persons designated by Alliance was appointed. Prior to the Merger, the Company sold its then principal operating business, Sports-Tech International, Inc.

     The Company's principal executive offices are located at 400 Corporate Pointe, Culver City, CA 90230. Its telephone number is (310) 342-2800.

                                 The Offering

Common Stock
Offered 250,000 shares of Common Stock, par value $.01 per share, representing all of the Common Stock owned by the Selling Stockholder. See "SELLING STOCKHOLDER."

Common Stock
Outstanding    25,000,000 shares of Common  Stock authorized, of which,  as of
               April 30, 1995, 10,165,134 were issued and outstanding, and an additional 964,588 shares of Common Stock were issuable upon exercise of outstanding options and warrants.

Dividends      The Company  presently intends  to  retain future  earnings  to support the growth of its business, and therefore, does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

Voting Each share of Common Stock is entitled to one vote at all meetings of stockholders. The Common Stock does not have cumulative voting rights. The approval of certain Business
               Combinations and Reclassifications (as defined herein) and other related matters require the approval of a supermajority of the outstanding shares of the Common Stock. See "DESCRIPTION OF COMMON STOCK."

Listing The Company's Common Stock is quoted and traded in the over-the-counter market on NASDAQ under the symbol "SPTK."

The  Common Stock offered hereby  involves a high  degree of risk.   See "Risk
Factors" for a discussion of certain factors that should be considered in connection with the Offering.

                                 RISK FACTORS


A.  Risks Associated with SDA and the Company's Ongoing Operations

     Upon consummation of the Merger, the Company became the indirect beneficial owner of SDA, subject to the rights of the former owner of SDA pursuant to a stock purchase agreement and an operating covenants agreement.

Operating History

     In February 1995, the Company sold its principal operating business, Sports-Tech International, Inc., and in April 1995 consummated the Merger, which included the acquisition of SDA. The Company intends to undertake a business strategy involving the acquisition of various direct marketing and media service companies and, but for its subsidiary SDA, is without an operating history in this industry. Although SDA has a long operating history and senior management of SDA consists almost entirely of continuing employees, SDA has operated as part of the Company for only a short period of time. As a result, management of the Company has limited experience with respect to the operations of SDA.

Telemarketing and Telefundraising Business

     No assurance can be given that the Company will be able to achieve its plans, or if achieved, that it will be profitable. The Company's success depends upon, among other things, its ability to retain existing clients, to continue to attract new fee and commission based clients for its services, to design direct marketing and telefundraising or telemarketing programs, and to manage the resulting marketing campaigns and business in a profitable manner. If the Company is not successful, the Company may have to materially restructure its operations or sell its business.

Capital Requirements

     The Company anticipates that it will require additional capital to fund both its expansion strategy and its operations, as some new marketing projects may initially incur negative cash flow and possible operating losses. There can be no assurance, however, that the Company will be able to generate sufficient capital from its operations to finance its plan of acquisitions and to provide for expansion of its operations. If the Company is not able to generate sufficient cash flow from its operations, it will have to raise additional capital. No assurance can be given as to the ability of the
Company to raise additional capital, which will be dependent upon its financial and operating performance, which, in turn, is subject to prevailing economic conditions, and upon financial, business, and other factors, many of which are beyond the control of the Company.

     The Company's assets consist primarily of its working capital, the assets of its subsidiary, Stephen Dunn & Associates, Inc., and a 6.7 acre parcel of unimproved land in Laughlin, Nevada. The Company has no other material operating assets or properties from which to finance its business.

Low Barriers to Entry and Competition

     The direct marketing and media services industry has relatively low barriers to entry. Because the direct marketing and media services industry is highly fragmented, at any time the Company could find itself in direct competition with any number of competitors. Such competitors may have greater resources and other competitive advantages. In recent years there has been a trend of larger, established companies entering the direct marketing and media services industry. This trend is expected to increase over the next few years. At present, the Company has several major competitors with significantly greater resources and experience in providing certain direct marketing services to major companies.

Restrictions Imposed by Certain Agreements

     In connection with the acquisition of SDA, the Company agreed to pay a portion of the purchase price based on the performance of SDA over a three year period. The agreements governing these payments contain covenants which, among other things, restrict the ability of SDA to incur debt, pay dividends, incur liens, make capital expenditures, issue additional equity, make investments, or change the nature of its business. As a result of these covenants, the ability of SDA, and hence the Company, to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and SDA may be prevented from engaging in businesses or transactions that might otherwise be considered beneficial to the Company. In addition, upon a default under the agreements governing the deferred payments, the seller has an option to repurchase SDA at a specified price.

Reliance on Significant Personnel

     The ability of the Company to operate successfully may be dependent upon its ability to continue to receive the services of certain of its employees. The senior officers of the Company and SDA have employment agreements which extend for three years and two years, respectively. The loss of the services of certain of such personnel could have a significant bearing upon the Company's profitability, its ability to consummate future acquisitions and financing arrangements, to manage its operating subsidiaries or implement its marketing programs.

B.  Risks Associated with Future Acquisitions

     The Company intends to pursue a business strategy involving the acquisition of various direct marketing and media service companies whose specializations will enhance its marketing capabilities, competitiveness and profitability. There can be no assurance that the Company will be able to identify or consummate any such acquisitions, and holders of Common Stock will be subject to several risks, including, but not limited to:

Future Acquisitions; Ability of the Company to Integrate Operations

      As part of its long-term strategy, the Company intends to seek additional acquisitions. There can be no assurance that any additional businesses can be acquired or, if acquired, that such acquisitions will be on terms that are favorable to the Company. Although the Company will target for acquisition companies which have a prior history of operations, such companies will have not previously operated as a group. Previous successes by any company being acquired by the Company is no indication of future success. Even in the event that a single company were to be successful, there can be no assurance that the Company will be able to integrate the operations of any acquired businesses with those of the Company.

Use of Promissory and Convertible Notes in Acquisitions

     The Company's acquisition strategy of direct marketing and media service companies, in many instances, may involve the use of long-term promissory notes as part of the payment form of the acquisition. Generally, such promissory notes will be of three or more years in duration and may provide for convertibility into the Company's Common Stock on a non-dilutive basis. Often the payment of these notes will be predicated upon the acquired company meeting certain earnings criteria. While management of the Company does not anticipate entering into any acquisitions which would call for the issuance of convertible promissory notes on a basis that would cause future dilution in earnings, nonetheless, such promissory notes would be recorded on the Company's balance sheet as long-term liabilities until they are converted into Common Stock.

C.  General Investment Considerations

Certain Anti-Takeover Provisions

     The Articles of Incorporation and By-Laws of the Company, and certain employment agreements between the Company, its subsidiaries and certain executives may have the effect of hindering, delaying or deterring a third party acquisition of the Company, which may, in turn, adversely affect the market price of the Common Stock. Pursuant to the terms of the Company's Articles of Incorporation, certain business combinations and reclassifications involving the Company require the approval of the holders of 75% of the outstanding Common Stock and the holders of a majority of the shares not held by the potential acquiror. See "DESCRIPTION OF COMMON STOCK -- Change in Control Provisions of the Company's Articles of Incorporation." In addition, the Articles of Incorporation provide for a classified board of directors, and directors may only be removed upon the vote of 75% of the outstanding Common Stock. See "DESCRIPTION OF COMMON STOCK -- Board of Directors."

     The Company has 50,000 shares of authorized and unissued preferred stock and in excess of 5,000,000 shares of authorized and unissued Common Stock which could be issued to a third party selected by current management or used as the basis for a shareholders' rights plan, which could have the effect of deterring a potential acquiror. Furthermore, certain provisions of the By-Laws may have the effect of limiting or delaying a change in control of the Company. These provisions include: the requirement of sixty days' notice by the stockholders of any business they wish conducted at a meeting of shareholders and a prohibition on stockholder action by written consent.

     The Company has adopted the foregoing provisions to prevent the acquisition of the Company by a third party in a transaction in which the holders of Common Stock would receive an inadequate price for their Common
Stock. Nevertheless, the effect of such provisions, together with certain provisions of Nevada law limiting the voting rights of an acquiror of a controlling interest in a Nevada corporation (such as the Company), may be to reduce the probability of, or the premiums that stockholders would receive in connection with, an acquisition of the Company.

Risk of Dilution

     The Company intends to continue its program of acquiring companies whose selected specialization will serve to enhance its capabilities, competitiveness, and profitability. Future acquisitions may involve payments based on earnings formulas which could require the issuance of additional shares of Common Stock of the Company. Moreover, certain key employees and Directors of the Company have received, and others may receive, stock options to purchase shares of Common Stock in the Company and, at the discretion of the Board of Directors, certain employees may receive additional bonuses or options to purchase additional shares of Common Stock based upon their performance.

Shares Eligible for Future Sale

     Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. As of April 30, 1995, the Company had outstanding 10,165,134 shares of Common Stock, including 4,100,000 shares issued in connection with the Merger. In addition, as of April 30, 1995, there were outstanding options for 617,901 shares of Common Stock, and 346,687 shares of Common Stock were issuable upon exercise of warrants.

     Except for the shares of Common Stock issued in connection with the Merger, virtually all of the outstanding shares of Common Stock which are not being registered pursuant to the registration statement of which this Prospectus is a part and shares of Common Stock issuable upon the exercise of outstanding options and warrants are eligible for immediate sale in the public market without restriction unless held by affiliates of the Company. The Company anticipates that a registration statement related to the resale to the public of approximately 2,255,000 of the 4,100,000 shares issued in the Merger will be filed in December 1995 or thereafter.

Dividends on Common Stock Unlikely

     The Company currently does not intend to pay any cash dividends on its Common Stock. The Company has not paid cash dividends on its Common Stock and, for the foreseeable future, it is anticipated that earnings, if any, will be used to finance future growth of the Company. In addition, there can be no assurance that operations will generate sufficient revenues to enable the Company to declare or pay dividends.

Market for Common Stock; Possible Volatility of Stock Price

     Although the Company's Common Stock is admitted for trading on NASDAQ, such listing does not provide any assurance that an active public market for the Common Stock will be developed or, if developed, will be sustained. If an active public market does not develop, the market price and liquidity of the Common Stock may be adversely affected. No predictions can be made as to the effect, if any, that future market sales of Common Stock or the availability of Common Stock for sale will have on the prevailing market price of the Common Stock. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations as well as general economic and market conditions may adversely affect the market price of the Common Stock.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates into this Prospectus by reference the following documents filed with the Commission:

     1. Annual Report on Form 10-K for the fiscal year ended June 30, 1994, as amended by Form 10-K/A-1 (filed with the SEC on October 21, 1994) and by Form 10-K/A-2 (filed with the SEC on February 1, 1995).

     2. (a) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1994, as amended by Form 10-Q/A-1 (filed with the SEC on February 9, 1995), (b) Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994, and (c) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995.

     3. Information Statement pursuant to Section 14(f) of the Exchange Act (filed with the SEC on April 5, 1995).

     4. (a) Report on Form 8-K reporting an event which occurred on October 14, 1994, (b) Report on Form 8-K reporting an event which occurred on November 19, 1994, (c) Report on Form 8-K reporting an event which occurred on December 7, 1994, (d) Report on Form 8-K reporting an event which occurred on February 7, 1995, (e) Report on Form 8-K reporting an event which occurred on March 9, 1995, as amended on May 26, 1995, (f) Report on Form 8-K reporting an event which occurred on April 17, 1995, and (g) Report on Form 8-K reporting an event which occurred on April 25, 1995.

     In addition, all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified, or superseded, to constitute a part of this Prospectus.

                                   BUSINESS

General

     The Company is an industry leader in providing telemarketing services to not-for-profit organizations. Clients include many of the larger symphony, theatre and musical arts companies, public broadcasting stations, universities, and endowments. The Company is headquartered in Los Angeles, California and operates a telemarketing calling center in Berkeley, California. The Company has approximately 70 full-time employees and 1,000 part-time employees at its facilities and on-site at clients' facilities.

Lines of Business

     The  Company's revenues are  derived primarily from  fees and commissions
from  telemarketing  campaigns,   telefundraising  efforts  and   consultation
services.

     Telemarketing Campaigns. Telemarketing campaigns are highly focused marketing efforts designed to sell ticket series or subscriptions to patrons for multiple performances or a portion of a season of performances at live theatres, symphonies, operas, ballets, musical theatres and similar performing arts venues. The campaigns are tailored to fit the client's specific needs, generally range from 8 to 26 weeks, and may be conducted at or near the client's premises or at the Company's Berkeley calling center. The design of each campaign includes evaluating and segmenting the target population using database analysis programs, often in combination with demographic and psychographic screening programs, to estimate the sales potential of different groups. Management believes that this approach to telemarketing campaigns is an efficient means to generate sales revenue for its clients, which will strengthen the contact and prospect base of the clients, enhance the effectiveness of the clients' public relations as a fundraising tool, develop valuable information-gathering sources, and expand the database of potential patrons.

     Telefundraising Efforts. The telefundraising efforts fall into three groups: Annual Fund Campaigns, capital campaigns through the Company's CapiTEL program and Special Gift Campaigns. While colleges and universities were generally the first organizations to use telemarketing for capital and endowment campaigns, the Company pioneered the application of these techniques to the performing arts through its nationally recognized CapiTEL program. The Company provides both program design and management, including personalized direct mail and telefundraising solicitation. Four different types of telefundraising phone/mail campaigns are conducted: Annual Fund Campaigns to renew and acquire donors and increase the level of giving; Membership Campaigns to acquire and renew members to increase the client's membership base; CapiTEL Campaigns designed to solicit three to five-year gifts, typically used for an institutional client's physical "brick and mortar" projects; and Special Gift Campaigns seeking large donations often conducted in conjunction with Annual Fund Campaigns.

     Consultation Services. Consultation services consist primarily of Telemarketing Consultation, which is provided to clients who are seeking to establish subscription sales programs or to improve the results of existing sales programs, and Direct Marketing Consultation, which is designed to refine a client's particular needs including direct mail, promotions, budgeting, packaging, positioning, and telemarketing.

Business Strategy

     The Company intends to expand through the acquisition of companies in the direct marketing and media services industry. Direct marketing has become an increasingly important advertising medium and an integral component of marketing programs that combine multiple forms of communications such as direct mail, telemarketing, print, television, radio, video, CD-ROM, educational symposia and other interactive and multimedia formats.

     A key element of the Company's growth strategy is to target companies with a demonstrated record of earnings and/or market penetration in selected areas. The Company believes that technological innovation will continue to increase the effectiveness of direct marketing. As such, potential acquisitions may include providers of information-based products and direct marketing services companies that would enable the Company to deliver effective marketing programs vis-a-vis electronic, telephonic and print mediums.

     Of particular interest are businesses which, potentially, create market entry, access new channels of distribution and are capable of providing additional direct marketing and information management services that may be used to create customer lists with specific, identifiable attributes, and to facilitate the production and execution of specialized marketing pieces that statistically track and analyze market responses.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds of the sale of the Shares. All proceeds will be received by the Selling Stockholder.


                              SELLING STOCKHOLDER

     The following table provides certain information with respect to the Common Stock beneficially owned by the Selling Stockholder and also the amount offered hereunder. Because the Selling Stockholder may offer some or all of the securities in an offering which is not underwritten on a firm commitment basis, no estimate can be given as to the amount of securities that will be held by the Selling Stockholder after completion of the sale of the securities offered hereby. See "PLAN OF DISTRIBUTION." To the extent required, the specific securities to be sold, the names of the Selling Stockholder effecting such sale, the names of any agent, dealer or underwriter participating in such sale, and any applicable commission or discount with respect to the sale will be set forth in a supplement to this Prospectus. The securities offered by means of this Prospectus may be offered from time to time by the Selling Stockholder named below:



                                                   Number of Shares
                                                   Beneficially Owned
                                                   Prior to the Offering                                    Number of Shares
 Name of Selling Stockholder                       (1)                                Percent                 being Offered


 Membership Development Inc. (1)                                 250,000               2.5%                             250,000


   ________________
   (1) Membership Development Inc. ("MDI") served as a consultant to Sports-Tech from June, 1992 to June, 1994. Ownership figure represents 250,000 shares of common stock which are held of record by MDI.


                             PLAN OF DISTRIBUTION

     The securities offered hereby may, upon compliance with applicable "Blue Sky" law, be sold from time to time to purchasers directly by the Selling Stockholder or by pledgees, donees, transferees or other successors in interest, or in negotiated transactions and in the over-the-counter market on NASDAQ. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions in which the broker solicits purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Alternatively, the Selling Stockholder may from time to time offer the securities offered hereby through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of securities for whom they may act as agents.

To the extent that any of the Shares are sold by a pledgee, donee, transferee or other successor in interest, such person may use this Prospectus to sell such Shares.

     The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of securities offered hereby may be deemed to be underwriters, and any profit on the sale of such securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular underwritten offer of securities is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, and discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The securities offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed or at varying prices determined at the time of sale or at negotiated prices.

     The Selling Stockholder will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of the Shares. The Company will pay all expenses incident to the offering and sale of the Shares by the Selling Stockholder.


                          DESCRIPTION OF COMMON STOCK

     The following is a summary of certain of the material terms of the Common Stock which are contained in the Articles of Incorporation of the Company, which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

Quorum and Voting Rights

     Each share of Common Stock is entitled to one vote on all matters as to which the holders of Common Stock are entitled to vote. The affirmative vote of a majority of the stock having voting power present or represented by a proxy at a meeting at which a quorum is present is required as to any matter which requires the approval of the holders of Common Stock, other than the approval of certain Business Combinations, Reclassifications (as such terms are defined below), the amendment of certain provisions of the Articles of Incorporation, and the amendment of certain provisions of the By-Laws, which require the approval of 75% of the outstanding shares of stock entitled to vote for the election of directors, and in the case of certain Business Combinations and Reclassifications, requires the approval of a majority of the outstanding shares of stock entitled to vote for the election of directors other than that beneficially owned by the other party to the Business Combination.

     At any meeting of the stockholders of the Company at which the holders of Common Stock are entitled to vote, the presence, in person, or by proxy, of a majority of the stock issued and outstanding, and entitled to vote thereat, constitutes a quorum. No action may be taken at any meeting, other than to adjourn such meeting, unless a quorum of each class entitled to vote is present.

Dividends

     The Board of Directors of the Company may cause dividends to be paid to the holders of Common Stock from time to time out of funds legally available therefor. When and as dividends are declared, they may be payable in cash, in property or in shares of Common Stock. See "RISK FACTORS -- Dividends on Common Stock Unlikely."

Board of Directors

     The Board of Directors of the Company is divided into three classes, each class serving for three years. One class is elected at each annual meeting of the holders of Common Stock to serve for a three year period. The Board of Directors is currently composed of six directors, which number may be increased to up to fifteen upon the resolution of a majority of the current directors. The Articles of Incorporation provide that the vote of the holders of at least 75% of the voting power of all the outstanding voting equity securities voting as a single class is required to remove a director either with or without cause.

Indemnification of Officers and Directors

     The Articles of Incorporation of the Company provide that directors and officers of the Company shall not be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (ii) the payment of dividends in violation of the provisions of Chapter 78 of the Nevada Revised Statutes. The Articles of Incorporation further provide that if the Nevada Revised Statutes are amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the Company shall be eliminated or limited to the full extent permitted by the Nevada Revised Statutes, as so amended. Any repeal or modification of all or any portion of the limitation on liability contained in the Company Articles of Incorporation by the stockholders of the Company shall not adversely effect any right or protection of a director or officer of the corporation with respect to any acts or omissions occurring prior to the time of such repeal or modification.

     The Company's By-Laws provide for indemnification of the officers and directors of the Company, as the case may be, against any liability, cost, or expense incurred by such director or officer by reason of the fact that such person is or was a director, officer, employee, or agent of the Company, except to the extent that such indemnification is prohibited by Chapter 78 of the Nevada Revised Statutes.

     Section 78.751 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including any action or suit by or in the right of the corporation, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Unless ordered by a court or advanced pursuant to an agreement made by the corporation allowing the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by the corporation as they are incurred and in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation, any indemnification, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either by the stockholders; by the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding; if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Change in Control Provisions of the Company's Articles of Incorporation

     The Articles of Incorporation require certain specified shareholder approvals (the "Business Combination Special Vote") for "Business Combinations" with an "Other Entity", which is defined generally as any corporation, person, or other entity, excluding certain employee plans. Such Business Combinations include, (i) any merger or consolidation of the Company or any of its affiliates with or into any other corporation, (ii) any sale, lease, exchange, loan, distribution, dividend, or other disposition of, all or a substantial part of the assets of the Company or (iii) any sale, lease, exchange, loan, distribution, dividend, or other disposition of all or a substantial part of the assets of another entity in exchange for equity securities of the Company or its affiliates. The Business Combination Special Vote required to approve a Business Combination is the affirmative vote of both (i) the holders of 75% of the outstanding shares of stock entitled to vote for the election of directors, and (ii) the holders of a majority of the outstanding shares of stock entitled to vote for the election of directors other than those beneficially owned by the Other Entity.

     A Business Combination Special Vote is not required to approve a Business Combination if certain conditions are met, including but not limited to: (i) that the consideration to be received by the holders of the Common Stock is not less than (A) the highest per share price paid by such Other Entity in acquiring any shares of Common Stock, and (B) the highest market price of the Common Stock (I) during the thirty trading days immediately prior to the public announcement of such Business Combination, and (II) during the thirty trading days immediately prior to the public announcement or the commencement, whichever occurs first, of the acquisition of any Common Stock by such Other Entity, (ii) that after such Other Entity has acquired 10% of the Common Stock and prior to the consummation of such Business Combination, the Board of Directors shall have included at all time representation by a director of the Company on October 1, 1988 (a "Continuing Director"), or a director designated as a Continuing Director by such director or other Continuing Directors, (iii) that after such Other Entity has acquired 10% of the Common Stock, the Other Entity has not (A) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the Company, or (B) received the benefit, directly or indirectly, of the extension of trade terms by the Company which are less favorable to the Company than those made available to a majority of the Company customers for similar products, and (iv) except as may have been approved by a unanimous vote of the entire Board of Directors, made any major change in the Company's business or equity capital structure.

     The Articles of Incorporation further provide that certain "Reclassifications" require the affirmative vote (the "Reclassification Special Vote") of both (i) the holders of 75% of the outstanding shares of stock entitled to vote for the election of directors, and (ii) the holders of a majority of the outstanding shares of stock entitled to vote for the election of directors other than those beneficially owned by any Other Entity. Such Reclassifications include (i) any reclassification of securities (including any reverse stock split), recapitalization, reorganization, issuer tender offer, purchase of shares by the Company or by any of its affiliates, exchange offer by the corporation or by any of its affiliates, or any other transaction designed to reduce materially, or having the effect of reducing materially, the percentage of Common Stock which is not held by affiliates or
(ii) the adoption of any plan or proposal for the liquidation or dissolution of the corporation. The Reclassification Special Vote is only required if there is an Other Entity for which a Business Combination Special Vote would be required in the event of a Business Combination.

     Other provisions of the Company's Articles of Incorporation and By-Laws may have the effect of limiting or delaying a change in control of the Company. These provisions include: provisions of the Company By-Laws which provide for sixty days' notice by the stockholders of any business they wish conducted at a shareholders meeting and a prohibition on stockholder action by written consent, and provisions of the Company's Articles of Incorporation which limit the ability to remove directors, see "Board of Directors" above.

Listing

     The Common Stock is quoted and traded in the over-the-counter market on NASDAQ, under the symbol "SPTK."

Preferred Stock

     The Company has authorized 50,000 shares of Preferred Stock, none of which have been issued.


                                 LEGAL MATTERS

     Certain legal matters in connection with the securities offered hereby are being passed upon for the Company by McDonald, Carano, Wilson, McCune, Bergin, Frankovich & Hicks, Las Vegas, Nevada as to matters of Nevada law.


                                    EXPERTS

     The consolidated financial statements of the Company at June 30, 1994, 1993 and 1992 for the fiscal years then ended appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1994, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

             No  dealer,  salesperson  or
        other  person has been authorized
        to  give  any  information or  to
        make   any   representations   in
        connection  with  the offer  made
        by this  Prospectus and, if given
        or   made,  such  information  or            SPORTS-TECH, INC.
        representation    must   not   be
        relied   upon   as  having   been
        authorized by  the Company.  This
        Prospectus  does  not  constitute
        an   offer    to   sell,   or   a
        solicitation of  an offer to buy,            250,000 Shares of
        any of  these  securities in  any              Common Stock
        jurisdiction  to  any  person  to
        whom it is unlawful to make  such
        offer  or  solicitation  in  such
        jurisdiction.    The delivery  of
        this  Prospectus shall not, under
        any   circumstances,  create  any
        implication that the  information
        herein  is  correct  at any  time
        subsequent to its date.



                                                            PROSPECTUS
        ________________________________


               Table of Contents

                                    Page

        Available Information . . .
        Prospectus Summary  . . . .
        Risk Factors  . . . . . . .
        Incorporation of Certain
        Documents by Reference  . .
        Business  . . . . . . . . .
        Use of Proceeds . . . . . .
        Selling Stockholder . . . .
        Plan of Distribution  . . .
        Description of Common
        Stock. . . . . . . . . . . .
        Legal Matters . . . . . . .
        Experts . . . . . . . . . .

                                                      ________, 1995
        ________________________________

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. The Selling Stockholder will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of the Shares. The Company will pay all other expenses incident to the offering and sale of the Shares.


                                                  Total*

          SEC Registration Fee  . . . . . .   $193.97
          Accountants' Fees and Expenses  .        *
          Legal Fees and Expenses . . . . .        *
          Printing Expenses . . . . . . . .        *
          Miscellaneous . . . . . . . . . .        *

                TOTAL   . . . . . . . . . .     $  *



*  To be filed by amendment

Item 15.  Indemnification of Directors and Officers

     See "DESCRIPTION OF COMMON STOCK -- Indemnification of Officers and Directors."

Item 16.  Exhibits

Exhibit #             Description

3(i)(a)*              Amended  and Restated Articles  of Incorporation  of the
                      Company.

3(i)(b)**             Certificate  of Amendment  to the  Amended and  Restated
                      Articles of Incorporation of the Company.

3(ii)*              By-Laws of the Company.

5 ***               Opinion  of  McDonald, Carano,  Wilson,  McCune, Bergin,
                      Frankovich & Hicks, including consent.

23(a) ***           Consent  of  McDonald, Carano,  Wilson,  McCune, Bergin,
                      Frankovich & Hicks, included in Exhibit 5.

23(b)                 Consent of Arthur Andersen LLP.

24                    Power of Attorney (included on the signature page).


__________________________
* Incorporated by reference to the Company's Registration Statement on Form S-4 No. 33-45192 declared effective by the SEC on February 12, 1992.

** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1992.

***  To be filed by amendment.

Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

               (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Culver City, State of California, on the 2nd day of June, 1995.


                                   SPORTS-TECH, INC.


                                   /s/ Barry Peters
                                   By: Barry Peters
                                   Title: Chief Executive Officer


     Each of the undersigned officers and directors of Sports-Tech, Inc. hereby severally constitutes and appoints each of E. William Savage and Barry Peters, individually, as attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any further amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Culver City, State of California, on the 2nd day of June, 1995.


                                   SPORTS-TECH, INC.



                                   /s/ Barry Peters
                                   By:  Barry Peters
                                   Title:  Chairman of the
                                           Board of Directors
                                           and Chief Executive Officer


                                   /s/ E. William Savage

                                   By:  E. William Savage
                                   Title:  Principal Financial and
                                           Accounting Officer and Director



                                   /s/ C. Anthony Wainwright
                                   By:  C. Anthony Wainwright
                                   Title:  Director

                                   By:  William E. Chaikin
                                   Title: Director



                                   /s/ H. William Coogon, Jr.

                                   By:  H. William Coogon, Jr.
                                   Title: Director



                                   /s/ Seymour W. Zises

                                   By:  Seymour W. Zises
                                   Title: Director

Exhibit Index

Exhibit #             Description

3(i)(a)*              Amended  and Restated Articles  of Incorporation  of the
                      Company.

3(i)(b)**             Certificate  of Amendment  to the  Amended and  Restated
                      Articles of Incorporation of the Company.

3(ii)*              By-Laws of the Company.

5 ***               Opinion  of  McDonald, Carano,  Wilson,  McCune, Bergin,
                      Frankovich & Hicks, including consent.

23(a) ***           Consent  of  McDonald, Carano,  Wilson,  McCune, Bergin,
                      Frankovich & Hicks, included in Exhibit 5.

23(b)                 Consent of Arthur Andersen LLP.

24                    Power of Attorney (included on the signature page).


__________________________
* Incorporated by reference to the Company's Registration Statement on Form S-4 No. 33-45192 declared effective by the SEC on February 12, 1992.

** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1992.

***  To be filed by amendment.